Exhibit 99.1

Trinity Capital Inc. Reports Second Quarter 2024 Financial Results

Platform AUM grows to $1.7 billion, a 36% increase year-over-year

NII hits a record of $26.7 million, or $0.53 per share

Return on average equity climbs to 16.3%

PHOENIX, August 7, 2024 – Trinity Capital Inc. (Nasdaq: TRIN) (“Trinity” or the “Company”), a leading provider of diversified financial solutions to growth-oriented companies, today announced its financial results for the second quarter ended June 30, 2024.

Second Quarter 2024 Highlights

•
Record total investment income of $54.6 million, an increase of 18.7% year-over-year
•
Record net investment income (“NII”) of $26.7 million, or $0.53 per basic share
•
Net increase in net assets resulting from operations of $30.8 million, or $0.61 per basic share
•
16.3% Return on Average Equity “ROAE” (NII/Average Equity)
•
7.4% Return on Average Assets “ROAA” (NII/Average Assets)
•
Net Asset Value of $680.0 million, or $13.12 per share at the end of Q2
•
Total gross investment commitments of $289.3 million
•
Total gross investments funded of $230.6 million, comprised of $133.6 million in 10 new portfolio companies, $90.2 million across 18 existing portfolio companies and $6.8 million in the multi-sector holdings
•
Total investment exits and repayments of $180.3 million, including $39.6 million from early debt repayments, $22.0 million from investment sales, $50.0 million from scheduled/amortizing debt repayments and $68.7 million of assets sold to the multi-sector holdings
•
Total platform Assets Under Management increased to a total of $1.7 billion, up 36% year over year
•
18th consecutive quarter of a consistent or increased regular dividend, with a second quarter distribution of $0.51 per share

“Trinity delivered another excellent quarter highlighted by record net investment income for our shareholders,” said Kyle Brown, Chief Executive Officer of Trinity. “The results of the second quarter further demonstrate the strength of our diversified investment platform, with our five distinct business verticals in tech lending, equipment financing, life sciences, warehouse financing, and sponsor finance.”

Brown continued, “We are excited to continue to ramp our growth strategies through our registered investment adviser subsidiary, giving Trinity other sources of capital and new accretive sources of income. We have been strategically investing via our RIA to support our strategic plan to be the leader in the growth lending space.”

Second Quarter 2024 Operating Results

For the three months ended June 30, 2024, total investment income was $54.6 million compared to $46.0 million for the quarter ended June 30, 2023. The effective yield on the average debt investments at cost was 16.0% for the second quarter of 2024 compared to 16.2% for the second quarter of 2023. Effective yields generally include the effects of fees and income accelerations attributed to early loan repayments and other one-time events. They may also fluctuate quarter-to-quarter depending on the amount of prepayment activity.

Total operating expenses and excise taxes, excluding interest expense, for the second quarter of 2024 were $14.0 million compared to $12.0 million during the second quarter of 2023. The increase was primarily attributable to higher compensation associated with additional headcount and amortization of restricted stock grants and additional office rent and related expenses.

Interest expense for the second quarter of 2024 was $13.9 million compared to $12.0 million during the second quarter of 2023. The increase is primarily attributable to an increase in borrowings and increased base rate under our credit facility.

Net investment income was approximately $26.7 million, or $0.53 per share based on 50.2 million basic weighted average shares outstanding for the second quarter of 2024, compared to $22.1 million or $0.61 per share for the second quarter of 2023 based on 36.0 million basic weighted average shares outstanding.

During the three months ended June 30, 2024, our net unrealized appreciation totaled approximately $10.6 million, which included net unrealized appreciation of $6.6 million from our debt investments, net unrealized appreciation of $4.2 million from our equity investments and net unrealized depreciation of $0.2 million from our warrant investments.

Net realized loss on investments was approximately $6.5 million, primarily attributable to the loss on restructuring or exit of three loans partially offset by gains from the exit of equity shares in Core Scientific, Inc.

Net increase in net assets resulting from operations was $30.8 million, or $0.61 per share, based on 50.2 million basic weighted average shares outstanding. This compares to a net increase in net assets resulting from operations of $19.9 million, or $0.55 per share, based on 36.0 million basic weighted average shares outstanding for the second quarter of 2023. Trinity's higher weighted average shares outstanding for the second quarter as compared to the same period in the prior year was mostly attributable to additional shares issued during the twelve-month period.

Net Asset Value

Total net assets at the end of the second quarter of 2024 increased by 8.6% to $680.0 million, compared to $626.3 million at the end of the first quarter of 2024. The increase in total net assets was primarily driven by net investment income that exceeded the declared dividend, proceeds received from the shares issued under the ATM program during the quarter, and net realized and unrealized appreciation on investments. As a result, NAV improved to $13.12 from $12.88 per share.

Portfolio and Investment Activity

As of June 30, 2024, Trinity Capital’s investment portfolio had an aggregate fair value of approximately $1.4 billion and was comprised of approximately $1.0 billion in secured loans, $332.6 million in equipment financings and $89.6 million in equity and warrants across 136 portfolio companies, including the Company’s investment in the muti-sector holdings. The Company’s debt portfolio is comprised of 78.1% first-lien loans and 21.9% second-lien loans, with 69.9% of the debt portfolio at floating rates based on principal outstanding.

During the second quarter, the Company originated approximately $289.3 million of total new commitments. Second quarter gross investments funded totaled approximately $230.6 million, which was comprised of $133.6 million of investments in 10 new portfolio companies, $90.2 million of investments in 18 existing portfolio companies and a $6.8 million investment in the multi-sector holdings. Gross investment fundings during the quarter for equipment financings totaled $118.3 million, loans totaled $103.2 million and warrant and equity investments totaled $9.1 million.

Proceeds received from exits and repayments of the Company's investments during the second quarter totaled approximately $180.3 million, which included $68.7 million of investments sold to the multi-sector holdings, $50.0 million from normal amortization, $39.6 million from early debt repayments and $22.0 million from investment sales. The investment portfolio increased by $50.4 million on a cost basis, an increase of 3.5%, and $61.0 million on a fair value basis, an increase of 4.5% as compared to March 31, 2024.

As of the end of the second quarter, loans to three portfolio companies and an equipment financing to one portfolio company were on non-accrual status with a total fair value of approximately $24.0 million, or 1.8% of the Company’s debt investment portfolio at fair value.

The following table shows the distribution of the Company’s loan and equipment financing investments on the 1 to 5 investment risk rating scale at fair value as of June 30, 2024 and December 31, 2023 (dollars in thousands):

		June 30, 2024		December 31, 2023
Investment Risk Rating Scale Range	Designation	Investments at Fair Value	Percentage of Total Portfolio	Investments at Fair Value	Percentage of Total Portfolio
4.0 - 5.0	Very Strong Performance	$70,183	5.3%	$40,584	3.3%
3.0 - 3.9	Strong Performance	306,187	22.9%	277,867	22.9%
2.0 - 2.9	Performing	886,030	66.4%	805,730	65.9%
1.6 - 1.9	Watch	53,449	4.0%	56,740	4.6%
1.0 - 1.5	Default/Workout	8,035	0.6%	33,452	2.7%
Total Debt Investments excluding Senior Credit Corp 2022 LLC		1,323,884	99.2%	1,214,373	99.4%
	Senior Credit Corp 2022 LLC (1)	11,335	0.8%	7,704	0.6%
Total Debt Investments		$1,335,219	100.0%	$1,222,077	100.0%

_____________

(1) An investment risk rating is not applied to Senior Credit Corp 2022 LLC.

As of June 30, 2024, the Company’s loan and equipment financing investments had a weighted average risk rating score of 2.7, unchanged from March 31, 2024. Trinity Capital's grading scale is comprised of numerous factors, two key factors being liquidity and performance to plan. A company may be downgraded as it approaches the need for additional capital or if it is underperforming relative to its business plans. Conversely, it may be upgraded upon a capitalization event or if it is exceeding its plan. As such, the overall grading may fluctuate quarter-to-quarter.

Liquidity and Capital Resources

As of June 30, 2024, the Company had approximately $141.4 million in available liquidity, including $46.1 million in unrestricted cash and cash equivalents. At the end of the period, the Company had approximately $95.3 million in available borrowing capacity under its credit facility with KeyBank, subject to existing terms and advance rates and regulatory and covenant requirements.

As of June 30, 2024, Trinity’s leverage, or debt-to-equity ratio, was approximately 114% as compared to 118% as of March 31, 2024.

During the three months ended June 30, 2024, Trinity utilized its ATM offering program to sell 3.2 million shares of its common stock at a weighted average price of $14.79 per share, raising $46.9 million of net proceeds.

Distributions

On June 13, 2024, the Company’s Board of Directors declared a regular dividend totaling $0.51 per share with respect to the quarter ended June 30, 2024, which was paid on July 15, 2024, to stockholders of record as of June 28, 2024. The Board of Directors generally determines and announces the Company’s dividend distribution on a quarterly basis.

Recent Developments

For the period from July 1, 2024 to August 6, 2024, the Company issued and sold 1,497,621 shares of its common stock at a weighted-average price of $14.07 per share and raised $20.8 million of net proceeds after deducting commissions to the sales agents on shares sold under the ATM program.

On July 19, 2024, the Company issued and sold $100.0 million in aggregate principal amount of its unsecured 7.875% Notes due 2029 (the “September 2029 Notes”) under its shelf Registration Statement on Form N-2. On August 1, 2024, the Company issued and sold an additional $15.0 million in aggregate principal amount of the September 2029 Notes pursuant to the exercise in full of the underwriters’ option to purchase additional September 2029 Notes to cover overallotments. The September 2029 Notes began trading on the Nasdaq Global Select Market under the symbol “TRINI” on July 22, 2024.

On August 2, 2024, Trinity entered into an amendment to its KeyBank Credit Facility. Among other changes, the amendment increased the commitment amount available for borrowing under the KeyBank Credit Facility from $350 million to $440 million, permits the Company to request an increased amount of commitments from a total of up to $400 million to a total of up to $690 million in maximum capacity, and extended the maturity date from October 27, 2026 to July 27, 2029.

Conference Call

Trinity Capital will hold a conference call to discuss its second quarter 2024 financial results at 9:00 a.m. Pacific Time (12:00 p.m. Eastern Time) on Wednesday, August 7, 2024.

To listen to the call, please dial (800) 245-3047, or (203) 518-9765 internationally, and reference Conference ID: TRINQ224 if asked, approximately 10 minutes prior to the start of the call.

A taped replay will be made available approximately two hours after the conclusion of the call and will remain available for seven days. To access the replay, please dial (800) 723-0549 or (402) 220-2657.

About Trinity Capital Inc.

Trinity (Nasdaq: TRIN), an internally managed business development company, is a leading provider of diversified financial solutions to growth stage companies with institutional equity investors. Trinity's investment objective is to generate current income and, to a lesser extent, capital appreciation through investments, including term loans, equipment financings, and equity-related investments. Trinity believes it is one of only a select group of specialty lenders that has the depth of knowledge, experience, and track record in lending to growth stage companies. For more information, please visit the Company's website at www.trinitycap.com.

Forward-Looking Statements

This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission ("SEC"). The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release. More information on risks and other potential factors that could affect the Company's financial results, including important factors that could cause actual results to differ materially from plans, estimates or expectations included herein or on the webcast/conference call, is included in the Company's filings with the SEC, including in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of the Company's most recently filed annual report on Form 10-K and subsequent SEC filings.

Contact

Ben Malcolmson
Head of Investor Relations
Trinity Capital Inc.
ir@trincapinvestment.com

TRINITY CAPITAL INC.

Consolidated Statements of Assets and Liabilities

(In thousands, except share and per share data)

	June 30,	December 31,
	2024	2023
	(Unaudited)
ASSETS
Investments at fair value:
Control investments (cost of $33,055 and $43,807, respectively)	$29,764	$32,861
Affiliate investments (cost of $26,853 and $11,006, respectively)	29,109	11,335
Non-Control / Non-Affiliate investments (cost of $1,410,470 and $1,264,503, respectively)	1,365,942	1,230,984
Total investments (cost of $1,470,378 and $1,319,316, respectively)	1,424,815	1,275,180
Cash and cash equivalents	46,102	4,761
Interest receivable	13,976	11,206
Deferred credit facility costs	1,765	2,144
Other assets	18,769	17,691
Total assets	$1,505,427	$1,310,982

LIABILITIES
KeyBank Credit Facility	$254,700	$213,000
2025 Notes, net of $1,048 and $2,015, respectively, of unamortized deferred financing costs	151,452	180,485
August 2026 Notes, net of $1,238 and $1,526, respectively, of unamortized deferred financing costs	123,762	123,474
March 2029 Notes, net of $3,218 and $0, respectively, of unamortized deferred financing costs	111,782	—
December 2026 Notes, net of $915 and $1,102, respectively, of unamortized deferred financing costs	74,085	73,898
Convertible Notes, net of $924 and $1,243, respectively, of unamortized deferred financing costs and discount	49,076	48,757
Distribution payable	26,443	23,162
Security deposits	11,169	12,287
Accounts payable, accrued expenses and other liabilities	22,919	24,760
Total liabilities	825,388	699,823

NET ASSETS
Common stock, $0.001 par value per share (200,000,000 authorized, 51,849,429 and 46,323,712 shares issued and outstanding as of June 30, 2024 and December 31, 2023, respectively)	52	46
Paid-in capital in excess of par	708,529	633,740
Distributable earnings/(accumulated deficit)	(28,542)	(22,627)
Total net assets	680,039	611,159
Total liabilities and net assets	$1,505,427	$1,310,982
NET ASSET VALUE PER SHARE	$13.12	$13.19

TRINITY CAPITAL INC.

Consolidated Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023
INVESTMENT INCOME:
Interest and dividend income:
Control investments	$783	$1,083	$1,635	$2,199
Affiliate investments	1,256	84	859	118
Non-Control / Non-Affiliate investments	49,798	43,362	98,735	82,743
Total interest and dividend income	51,837	44,529	101,229	85,060
Fee and other income:
Affiliate investments	835	674	1,702	1,127
Non-Control / Non-Affiliate investments	1,969	842	2,163	1,396
Total fee and other income	2,804	1,516	3,865	2,523
Total investment income	54,641	46,045	105,094	87,583

EXPENSES:
Interest expense and other debt financing costs	13,885	11,985	26,029	23,067
Compensation and benefits	9,944	8,350	19,808	15,967
Professional fees	1,338	1,411	2,058	2,828
General and administrative	2,092	1,549	4,021	3,044
Total expenses	27,259	23,295	51,916	44,906

NET INVESTMENT INCOME/(LOSS) BEFORE TAXES	27,382	22,750	53,178	42,677

Excise tax expense	639	653	1,278	1,251

NET INVESTMENT INCOME	26,743	22,097	51,900	41,426

NET REALIZED GAIN/(LOSS) FROM INVESTMENTS:
Control investments	(3,916)	—	(3,916)	—
Affiliate investments	—	(26,251)	—	(26,251)
Non-Control / Non-Affiliate investments	(2,572)	(360)	(1,220)	(725)
Net realized gain/(loss) from investments	(6,488)	(26,611)	(5,136)	(26,976)

NET CHANGE IN UNREALIZED APPRECIATION/(DEPRECIATION) FROM INVESTMENTS:
Control investments	5,691	(1,188)	7,655	(780)
Affiliate investments	1,673	26,152	1,926	27,128
Non-Control / Non-Affiliate investments	3,209	(568)	(11,008)	1,568
Net change in unrealized appreciation/(depreciation) from investments	10,573	24,396	(1,427)	27,916

NET INCREASE/(DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$30,828	$19,882	$45,337	$42,366

NET INVESTMENT INCOME PER SHARE - BASIC	$0.53	$0.61	$1.07	$1.17
NET INVESTMENT INCOME PER SHARE - DILUTED	$0.51	$0.58	$1.03	$1.10

NET CHANGE IN NET ASSETS RESULTING FROM OPERATIONS PER SHARE - BASIC	$0.61	$0.55	$0.94	$1.19
NET CHANGE IN NET ASSETS RESULTING FROM OPERATIONS PER SHARE - DILUTED	$0.59	$0.52	$0.90	$1.13

WEIGHTED AVERAGE SHARES OUTSTANDING - BASIC	50,161,680	36,024,566	48,455,033	35,551,947
WEIGHTED AVERAGE SHARES OUTSTANDING - DILUTED	54,064,395	39,691,361	52,357,748	39,218,742